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                                                                     Exhibit 5.1

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]


March 2, 2001


Interleukin Genetics, Inc.
135 Beaver Street, 2d Floor
Waltham, Massachusetts  02452

Dear Sirs:

     We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed on or about March 2, 2001, by Interleukin Genetics, Inc. (the "Company") under the Securities Act of 1933, as amended, relating to an aggregate of 2,186,441 shares (the "Shares") of Common Stock, $.001 par value ("Common Stock"), to be sold by the selling stockholders listed in the Registration Statement (the "Selling Stockholder"). The Company conducted a private placement pursuant to which it issued to the Selling Stockholders 1,457,637 shares of Common Stock and warrants to purchase 728,814 shares of Common Stock (the "Warrants").

     As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the Shares have been duly and validly authorized, have been legally issued or will be legally issued when issued in accordance with the terms of the Warrants, and are fully paid and nonassessable or will be fully paid and nonassessable when issued for the consideration set forth in the Warrants.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                   Very truly yours,

                                   /s/ Fulbright & Jaworski L.L.P.